Exhibit 23

Independent Auditors' Consent

The Board of Directors PepsiAmericas, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-64292, 333-46368, and 333-36994 on Form S-8, Registration Statement Nos. 333-46368 and 333-51324 on Form S-4 and Registration Statement Nos. 333-36614 and 333-108164 on Form S-3 of PepsiAmericas, Inc. (the “Company”) of our report dated February 3, 2004, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the fiscal years 2003, 2002, and 2001, which report appears in the January 3, 2004, annual report on Form 10-K of PepsiAmericas, Inc.

Our report refers to the Company’s adoption of the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of the beginning of fiscal year 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", as of the beginning of fiscal year 2002.

/s/ KPMG, LLP

Chicago, Illinois March 11, 2004